Exhibit 99.1

News Release

2012-29

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports Second Quarter 2012 Results

Satellite investment program progresses with three launches planned for third quarter; Intelsat EPICNG high performance satellite platform establishes leadership with long-term commitments

Luxembourg, DRAFT August 2012

Intelsat S.A., the world’s leading provider of satellite services, today reported financial results for the three months ended June 30, 2012.

Intelsat S.A. reported revenue of $638.7 million and a net loss of $84.0 million for the three months ended June 30, 2012. The company also reported Intelsat S.A. EBITDA1, or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $468.3 million, and Intelsat S.A. Adjusted EBITDA1 of $492.0 million, or 77 percent of revenue, for the three months ended June 30, 2012. Contracted backlog at June 30, 2012, was $10.6 billion.

Intelsat CEO Dave McGlade said, “In the second quarter, Intelsat achieved steady financial performance while embarking upon a new era in our continuing industry leadership. Near term, our 2012-2013 launch program will provide valuable growth capacity and also include the final phase of deployment of our global broadband mobility infrastructure. As these satellites enter service, our business will benefit from demand for fixed and mobile applications serving media, government and network services customers. Given the timing of this expansion capacity being added to our fleet, revenue growth in the second half of 2012 is expected to begin to accelerate modestly; total year 2012 revenue results are expected to be slightly positive as compared to 2011.”

McGlade continued, “In June, we announced the realization of our long-term vision for our global infrastructure, the Intelsat EpicNG satellite platform, our next generation satellite series. Intelsat EpicNG incorporates a high performance and high throughput design with operational features that are important to our B2B customer base, such as frequency flexibility, open architecture and backward compatibility of ground hardware. The recently announced long-term contractual commitments by blue-chip customers to the platform, as well as new commitments and renewals on the current fleet, demonstrate the enduring need for broadband infrastructure on land, sea and air.”

Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com  T +352 2784-1600  F +352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

Business Highlights

•

Intelsat announced the Intelsat EpicNG platform, the next evolution of our satellite fleet, and a new series of satellites based upon a high performance, open architecture design. Intelsat EpicNG will be deployed for wireless and fixed telecommunications, enterprise, mobility, video and government applications requiring broadband infrastructure across the major continents. The Intelsat EpicNG platform is an innovative approach to satellite and network architecture using multiple frequency bands, wide beams, spot beams and frequency reuse technology. A complementary overlay, the platform will be fully integrated with Intelsat’s existing satellite fleet and global IntelsatONESM terrestrial network. The first two Intelsat EpicNG satellites, Intelsat 29e and Intelsat 33e, are included in our previously-issued capital expenditure guidance for the 2012-2014 guidance period.

Intelsat has received a number of large, long-term contractual commitments for the new platform, using capacity from the current Intelsat fleet both to complement the Intelsat EpicNG capacity and to bridge service until Intelsat 29e and Intelsat 33e are launched in late 2015 and early 2016 respectively:

•

Harris CapRock Communications (Harris CapRock), a global provider of fully managed communications for remote and harsh environments, signed a long-term contract for capacity on the Intelsat EpicNG platform and several other Intelsat satellites to expand its service offerings in the government and oil and gas sectors.

•

Panasonic Avionics Corporation (Panasonic), the world leader in in-flight entertainment and communications, signed a long-term contract with Intelsat for up to 1 Gbps of capacity on the Intelsat EpicNG satellite platform to be used in the delivery of aeronautical consumer broadband and live TV services. Panasonic’s Global Communications Services division provides in-flight broadband connectivity, mobile phone services and live television programming to airlines flying land-mass and transoceanic routes, globally.

•

MTN Satellite Communications (MTN), the leading global provider of communications, connectivity and content services to cruise lines and large yachts, signed a long-term contract for Intelsat EpicNG capacity to provide more than 2 gigabits of throughput for MTN’s cruise and yacht customers in the Caribbean. MTN will initially use Intelsat’s global mobile broadband infrastructure. Upon the launch of Intelsat 29e, expected in 2015, MTN will migrate part of its network to the customized capacity on the Intelsat EpicNG platform, enabling MTN to deliver an unprecedented level of throughput in key Caribbean cruising regions.

•	Intelsat’s network services business continues to experience demand for fixed, wireless and broadband infrastructure used by telecom operators, wireless operators and enterprise network providers.

•

Oi, the largest telecommunications firm in Brazil, signed a multi-year contract that renewed and expanded its usage of satellite capacity on Intelsat 10-02 at 359° East. The company uses Intelsat’s C-band capacity to provide Internet trunking, backhaul and fiber redundancy to remote locations in the Amazon region.

•

Brazilian telecommunications firm Intelig signed a new multi-year, multi-transponder agreement for satellite capacity on Galaxy 28 at 89° West. Intelig will use C-band capacity for the provision of cellular backhaul and 2G/3G expansion to underserved locations throughout Brazil.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	2

•

Interest in broadband connectivity by value-added maritime service providers is an emerging source of long-term demand for commercial satellite services. This requirement is addressed by Intelsat’s global broadband mobility infrastructure, featuring a collection of ten Ku-band beams on seven satellites within our fleet, providing contiguous broadband coverage across the most-trafficked shipping lanes. The following are examples of customers contracting for Intelsat mobility services.

•	Harris CapRock signed a new multi-year, multi-transponder agreement for Ku-band capacity on Intelsat 22 at 72° East. The capacity will enable mobility services in the Middle East region.

•

Maritime communications services leaders Marlink and Vizada, both part of Astrium Services, will grow their WaveCall and Pharostar broadband services in the Atlantic, Indian Ocean and Asia regions using multiple beams on Intelsat’s global mobile broadband infrastructure. Marlink and Vizada will access Intelsat’s fleet using the IntelsatONE terrestrial infrastructure, a global network of teleports integrated with an IP/MPLS fiber network.

•

Intelsat’s media business momentum continued, as use of capacity grew under previous contractual commitments, primarily from direct-to-home service providers. Multichoice Technical Operations (Pty) Ltd., a subsidiary of Naspers, contracted for an additional transponder on the Intelsat 20 satellite, Intelsat’s leading African video neighborhood, to take effect upon the satellite’s expected entry into service in the third quarter of 2012.

•	Intelsat’s government business executed contract renewals and expansions reflecting solid demand for mobility applications with the high reliability and coverage of Intelsat’s extensive fleet.

•	Under the Future Comsatcom Services Acquisition program, we received new orders for over 200 MHz of capacity, the majority of which was on-network transponder services.

•	An existing confidential customer added over 80 MHz of capacity to its mobility network.

•

The Intelsat 19 satellite, launched in June 2012, has completed in-orbit testing and is presently en route to its orbital destination of 166° East, where it will replace the Intelsat 8 satellite. During launch operations, Intelsat 19 experienced damage to its south solar array. Although both solar arrays are deployed, the power available to the satellite is less than is required to operate 100% of the payload capacity. We have indicated to our insurers that it is reasonably likely that we will file a partial loss claim. All current Intelsat 8 customers who planned to transition to Intelsat 19 will move to the new capacity later in August.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	3

•

Intelsat’s satellite investment program covering nine satellites launching from June 2012 through 2015 continue to progress. Three satellites, Intelsat 20, Intelsat 23 and Intelsat 21, are scheduled for launch in August, with the satellites expected to go into service in the late third and early fourth quarter 2012. After the launch of Intelsat 27, currently planned for the first quarter of 2013, Intelsat will not have another launch until the second half of 2014.

•

Intelsat’s average fill rate on our approximately 2,100 station-kept transponders was 77 percent at June 30, 2012, reflecting a net increase in transponders resulting from the entry into service of the Intelsat 22 satellite and relatively unchanged net in-service units.

•

On April 26, 2012, Intelsat Jackson Holdings S.A. (Intelsat Jackson) completed an offering of $1.2 billion aggregate principal amount of its 7  1/4% Senior Notes due 2020. The net proceeds from the offering were primarily used to repurchase or redeem all of Intelsat Jackson’s outstanding 9  1/2% Senior Notes due 2016 and $445 million aggregate principal amount of its outstanding 11  1/4% Senior Notes due 2016. The notice for redemption for both tranches was issued on May 14, 2012, and the redemptions were completed on June 15, 2012.

•

On May 18, 2012, Intelsat Global Holdings S.A., the indirect parent of Intelsat S.A., filed a registration statement on Form F-1 with the United States Securities and Exchange Commission for an initial public offering of its common shares.

•

In July 2012, we used restricted cash on our balance sheet received in settlement of an insurance claim to prepay a portion of our New Dawn debt. As of July 31, 2012, we have no restricted cash on the balance sheet.

•	As of June 30, 2012, the outstanding balance on our revolving credit facility was $75 million.

Financial Results for the Three Months Ended June 30, 2012

On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, Mobile Satellite Services (MSS) and other satellite-based transmission services using capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other Revenues also include revenues from consulting and other services and sales of customer premises equipment.

Revenue for the three months ended June 30, 2012, decreased by $3.8 million, or 1 percent, to $638.7 million, as compared to $642.4 million for the three months ended June 30, 2011. By service type, revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $6.1 million, principally due to a $10.0 million increase in revenue from media customers primarily in the Latin America and Caribbean, the Europe and the Asia-Pacific regions, as well as a $1.3 million increase in revenue from our Intelsat General business, partially offset by a $5.2 million decrease in revenue from network services customers.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	4

•

Managed services—an aggregate decrease of $3.1 million, largely due to a decrease in revenue from network services customers for international trunking primarily in Africa, a trend that we expect will continue due to the migration of services in this region to fiber optic cable.

•

Channel—an aggregate decrease of $3.3 million related to a continued decline from the migration of international point-to-point satellite traffic to fiber optic cable, a trend that we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate decrease of $1.3 million, primarily due to declines of $1.8 million decrease in MSS revenue and $2.5 million in off-network transponder services for network services and media customers. The decreases were partially offset by a $2.9 million increase in off-network transponder services related to contracts being implemented by our Intelsat General business.

•

Satellite-related services—an aggregate decrease of $2.2 million, primarily due to lower professional fees earned for providing government services and flight operations support for third-party satellites as compared to the second quarter of 2011.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, income from operations, interest expense, net and other significant income statement items are described below.

•

Direct costs of revenue of $99.3 million for the three months ended June 30, 2012, decreased $1.8 million compared to the three months ended June 30, 2011. The decrease was primarily due to a decline in costs attributable to purchases of off-network FSS capacity services and other third party services.

•

Selling, general and administrative expenses decreased by $1.7 million, or 3 percent, to $53.4 million for the three months ended June 30, 2012, as compared to the three months ended June 30, 2011. The decrease was primarily due to lower professional fees in the quarter.

•

Depreciation and amortization expense decreased by $5.7 million, or 3 percent, to $188.6 million for the three months ended June 30, 2012, as compared to the three months ended June 30, 2011. This decrease primarily resulted from reduced depreciation expense due to the timing of certain assets becoming fully depreciated and changes in the estimated useful lives of certain satellites, together with variation from year to year in the expected pattern of consumption of amortizable intangible assets. Those decreases were partially offset by increases due to satellites placed into service in 2011 and the first quarter of 2012.

•

Our income from operations increased by $10.2 million to $281.6 million for the three months ended June 30, 2012, as compared to $271.4 million for the three months ended June 30, 2011, due primarily to the effects described above, including lower expenses, most notably lower depreciation expense. Income from operations was further affected by:

•

a $15.8 million loss recognized on our derivative financial instruments for the three months ended June 30, 2012, related to the net loss on our interest rate swaps, which reflects interest expense accrued on the interest rate swaps as well as the change in fair value. For the three months ended June 30, 2011, we recorded a loss of $20.5 million on derivative financial instruments.

•	Interest expense, net, consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	5

earned. As of June 30, 2012, we also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	6

Interest expense, net, increased by $0.8 million, to $326.7 million for the three months ended June 30, 2012, as compared to $325.9 million for the three months ended June 30, 2011. The increase in interest expense, net, was principally due to the following:

•

a net increase of $9.7 million in interest expense, principally reflecting $11.3 million of higher interest expense resulting from the period during which the newly issued notes were outstanding but the old notes had not yet been fully redeemed or repurchased in our 2012 notes refinancing; partially offset by

•	a decrease of $5.1 million in interest expense resulting from our refinancing transactions, redemptions and offerings in 2011; and

•	a decrease of $4.9 million from higher capitalized interest resulting from increased levels of satellites and related assets under construction.

The non-cash portion of total interest expense, net, was $18.6 million for the three months ended June 30, 2012, and included $4.0 million of payment-in-kind interest expense and $14.6 million primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

•	Loss on early extinguishment of debt was $43.4 million for the three months ended June 30, 2012, as compared to $158.0 million for the three months ended June 30, 2011.

•

Other expense, net, was $1.9 million for the three months ended June 30, 2012, as compared to income of $3.3 million for the three months ended June 30, 2011. The decrease was primarily due to a $3.3 million exchange rate loss during the three months ended June 30, 2012, as compared to a $2.0 million exchange rate gain for the three months ended June 30, 2011, primarily related to our business conducted in Brazilian reais and euros in 2012.

•

Benefit from income taxes was $6.8 million for the three months ended June 30, 2012, as compared to a provision of $0.7 million for the three months ended June 30, 2011. The difference was principally due to higher pre-tax losses in certain taxable jurisdictions.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $468.3 million for the three months ended June 30, 2012, reflected an increase of $3.9 million from $464.4 million for the same period in 2011. Intelsat S.A. Adjusted EBITDA decreased by $8.8 million, or 2 percent, to $492.0 million, or 77 percent of revenue, for the three months ended June 30, 2012, from $500.8 million, or 78 percent of revenue, for the same period in 2011.

At June 30, 2012, Intelsat’s contracted backlog, representing expected future revenue under contracts with customers, was $10.6 billion, compared to $10.5 billion at March 31, 2012.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	7

Revenue Comparison by Customer Set and Service Type

($ in thousands)

By Customer Set

	Three Months Ended June 30,		Three Months Ended June 30,
	2011		2012

Network Services	$306,335	48%	$292,453	46%
Media	201,844	31%	212,136	33%
Government	125,791	20%	124,961	20%
Other	8,476	1%	9,118	1%

	$642,446	100%	$638,668	100%

By Service Type

	Three Months Ended June 30,		Three Months Ended June 30,
	2011		2012

On-Network Revenues
Transponder services	$474,722	74%	$480,803	75%
Managed services	70,350	11%	67,205	11%
Channel	26,723	4%	23,461	4%

Total on-network revenues	571,795	89%	571,469	90%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	56,679	9%	55,388	9%
Satellite-related services	13,972	2%	11,811	2%

Total off-network and other revenues	70,651	11%	67,199	11%

Total	$642,446	100%	$638,668	100%

Free Cash Flow From (Used in) Operations and Capital Expenditures

Free cash flow from operations1 was $44.7 million during the three months ended June 30, 2012. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended June 30, 2012, totaled $215.9 million.

Our capital expenditure guidance for the periods 2012 through 2014 (the Guidance Period) forecasts capital expenditures during those periods for 10 satellites. This is comprised of two satellites recently launched, six satellites currently in development and two satellites expected to be ordered during the Guidance Period. These satellites are expected to be launched from 2012 to 2016. Consistent with prior guidance, we expect our 2012 total capital expenditures to range from approximately $775 million to $850 million. Capital expenditures for fiscal years 2013 and 2014 are expected to range from $550 million to $625 million and $525 million to $600 million, respectively. The annual classification of capital expenditure payments could be affected by the timing of achievement of satellite manufacturing and launch contract milestones.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	8

During the three years ending December 31, 2014, we also expect to receive significant customer prepayments under our existing customer contracts and under customer contracts to be signed in the future. Significant prepayments received in the second quarter of 2012 totaled $78.5 million. Prepayments are currently expected to range from $150 million to $200 million in 2012, all under existing contracts. Prepayments are currently expected to range from $150 million to $200 million in 2013 and $100 million to $150 million in 2014, with the majority of these prepayments coming from existing customer contracts.

End Notes

[1]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on Wednesday, August 1, 2012, to discuss the company’s financial results for the three months ended June 30, 2012. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, participants should call (866) 700-7477 from North America, and +1 (617) 213-8840 from all other locations. The participant pass code is 41383600. Participants will have access to a replay of the conference call through August 8, 2012. The replay number for North America is (888) 286-8010 and for all other locations, +1 (617) 801-6888. The participant pass code for the replay is 61369452.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	9

timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2011 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	10

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2012
Revenue	$642,446	$638,668
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	101,059	99,307
Selling, general and administrative	55,147	53,421
Depreciation and amortization	194,354	188,628
Losses on derivative financial instruments	20,522	15,756

Total operating expenses	371,082	357,112

Income from operations	271,364	281,556
Interest expense, net	325,861	326,691
Loss on early extinguishment of debt	(157,953)	(43,383)
Loss from previously unconsolidated affiliates	(4,589)	—
Other income (expense), net	3,291	(1,906)

Loss before income taxes	(213,748)	(90,424)
Provision for (benefit from) income taxes	734	(6,797)

Net loss	(214,482)	(83,627)
Net (income) loss attributable to noncontrolling interest	1,114	(382)

Net loss attributable to Intelsat S.A.	$(213,368)	$(84,009)

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	11

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2012	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012
Net loss	$(214,482)	$(83,627)	$(430,241)	$(107,895)
Add (Subtract):
Interest expense, net	325,861	326,691	674,651	638,122
Loss on early extinguishment of debt	157,953	43,383	326,183	43,383
Provision for (benefit from) income taxes	734	(6,797)	(6,253)	407
Depreciation and amortization	194,354	188,628	389,356	375,500

EBITDA	$464,420	$468,278	$953,696	$949,517

EBITDA Margin	72%	73%	74%	74%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage costs of borrowing. Accordingly, we consider (gain) loss on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	12

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2012	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012
Net loss	$(214,482)	$(83,627)	$(430,241)	$(107,895)
Add (Subtract):
Interest expense, net	325,861	326,691	674,651	638,122
Loss on early extinguishment of debt	157,953	43,383	326,183	43,383
Provision for (benefit from) income taxes	734	(6,797)	(6,253)	407
Depreciation and amortization	194,354	188,628	389,356	375,500

Intelsat S.A. EBITDA	464,420	468,278	953,696	949,517

Add (Subtract):
Compensation and benefits	2,526	2,371	4,857	3,538
Management fees	6,216	6,265	12,433	12,531
Loss from previously unconsolidated affiliates	4,589	—	4,469	—
Losses on derivative financial instruments	20,522	15,756	18,808	25,614
Non-recurring and other non-cash items	2,495	(668)	6,230	(2,483)

Intelsat S.A. Adjusted EBITDA	$500,768	$492,002	$1,000,493	$988,717

Intelsat S.A. Adjusted EBITDA Margin	78%	77%	78%	77%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	13

INTELSAT S.A.

CONSOLIDATED BALANCE SHEET

($ in thousands, except per share amounts)

	As of December 31, 2011	As of June 30, 2012
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$294,700	$254,086
Restricted cash	94,131	118,032
Receivables, net of allowance of $20,830 in 2011 and $21,509 in 2012	331,371	309,867
Deferred income taxes	26,058	25,927
Prepaid expenses and other current assets	42,934	59,336

Total current assets	789,194	767,248
Satellites and other property and equipment, net	6,142,731	6,326,877
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	742,868	696,977
Other assets	447,686	435,291

Total assets	$17,361,406	$17,465,320

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$143,097	$160,305
Taxes payable	11,764	—
Employee related liabilities	43,315	32,228
Accrued interest payable	359,336	365,467
Current portion of long-term debt	164,818	238,955
Deferred satellite performance incentives	17,715	18,224
Deferred revenue	64,609	83,670
Other current liabilities	76,460	86,433

Total current liabilities	881,114	985,282
Long-term debt, net of current portion	15,837,512	15,900,718
Deferred satellite performance incentives, net of current portion	113,974	120,515
Deferred revenue, net of current portion	724,413	796,452
Deferred income taxes	265,181	283,315
Accrued retirement benefits	305,902	289,437
Other long-term liabilities	322,735	283,546
Redeemable noncontrolling interest	3,024	5,412

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2011 and June 30, 2012	5,000	5,000
Paid-in capital	1,571,855	1,571,606
Accumulated deficit	(2,608,702)	(2,717,160)
Accumulated other comprehensive loss	(111,528)	(106,808)

Total Intelsat S.A. shareholder’s deficit	(1,143,375)	(1,247,362)
Noncontrolling interest	50,926	48,005

Total liabilities and shareholder’s deficit	$17,361,406	$17,465,320

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	14

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2012
Cash flows from operating activities:
Net loss	$(214,482)	$(83,627)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	194,354	188,628
Provision for doubtful accounts	2,128	3,833
Foreign currency transaction (gain) loss	(2,019)	3,337
Loss on disposal of assets	2	—
Share-based compensation expense	2,420	2,266
Deferred income taxes	(9,819)	(9,779)
Amortization of discount, premium, issuance costs and other non-cash items	12,521	14,594
Interest paid-in-kind	2,455	3,979
Loss on early extinguishment of debt	157,953	43,383
Share in loss from previously unconsolidated affiliates	4,589	—
Unrealized (gains) losses on derivative financial instruments	(7,802)	2,644
Other non-cash items	1,638	3,686
Changes in operating assets and liabilities:
Receivables	8,378	(8,241)
Prepaid expenses and other assets	31,844	11,812
Accounts payable and accrued liabilities	61,516	32,173
Deferred revenue	(3,947)	63,593
Accrued retirement benefits	(11,210)	(11,541)
Other long-term liabilities	6,344	(174)

Net cash provided by operating activities	236,863	260,566

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(236,899)	(215,894)

Net cash used in investing activities	(236,899)	(215,894)

Cash flows from financing activities:
Repayments of long-term debt	(2,531,553)	(1,330,038)
Proceeds from issuance of long-term debt	2,650,000	1,296,000
Debt issuance costs	(29,520)	(19,444)
Payment of premium on early retirement of debt	(77,413)	(39,475)
Dividends paid to noncontrolling interest	—	(2,418)
Principal payments on deferred satellite performance incentives	(3,748)	(3,337)

Net cash provided by (used in) financing activities	7,766	(98,712)

Effect of exchange rate changes on cash and cash equivalents	2,019	(3,337)

Net change in cash and cash equivalents	9,749	(57,377)
Cash and cash equivalents, beginning of period	272,050	311,463

Cash and cash equivalents, end of period	$281,799	$254,086

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	15

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM (USED IN) OPERATIONS

($ in thousands)

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2011	2012	2011	2012

Net cash provided by operating activities	$236,863	$260,566	$443,161	$382,647
Payments for satellites and other property and equipment (including capitalized interest)	(236,899)	(215,894)	(412,710)	(476,761)

Free cash flow from (used in) operations	$(36)	$44,672	$30,451	$(94,114)

Note:

Free cash flow from (used in) operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from (used in) operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625	16